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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number 0-13551

                                 WESTERN BANCORP

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             (Exact name of registrant as specified in its charter)

                               4100 Newport Place
                                    Suite 900
                         Newport Beach, California 92660
                                 (949) 863-2444

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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock

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            (Title of each class of securities covered by this Form)

                                      None

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              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        / X /          Rule 12h-3(b)(1)(ii)        / _ /
Rule 12g-4(a)(1)(ii)       / _ /          Rule 12h-3(b)(2)(i)         / _ /
Rule 12g-4(a)(2)(i)        / _ /          Rule 12h-3(a)(2)(ii)        / _ /
Rule 12g-4(a)(2)(ii)       / _ /          Rule 15d-6                  / _ /
Rule 12h-3(b)(1)(i)        / X /

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         Approximate number of holders of record as of the certification or notice date:

         Common Stock                       0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Western Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 15, 1999               By:     /s/  Julius G. Christensen
                                         ---------------------------------
                                         Name:   Julius G. Christensen
                                         Title:  Executive Vice President,
                                                 General Counsel and Secretary


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